Exhibit 99.2

Liza McFadden Joins K12 Inc. Board of Directors

HERNDON, Va.—(BUSINESS WIRE)—August 8, 2017—K12 Inc. (NYSE: LRN), a technology-based education company and leading provider of online curriculum and school programs for students in pre-K through high school, is pleased to announce that Liza McFadden has been appointed to the Company’s Board of Directors. McFadden will be replacing Jon Q. Reynolds, Jr. who will be retiring from K12’s Board after more than 6 years of service.  Mr. Reynolds’ financial and operational expertise have been key to the Board and his contribution deeply appreciated.

“Liza’s dedication to the education community and her expertise in both policy and its application in schools will be invaluable to K12’s Board of Directors,” said Nate Davis, Executive Chairman of K12 Inc. “She has made an enormous impact on the lives of children throughout her career, and we look forward to tapping into her expertise as we sharpen our focus in delivering a transformative learning experience for every student we serve.”

McFadden is President and CEO of the Barbara Bush Foundation for Family Literacy, an organization that believes education is a civil right, no matter one’s age. McFadden’s experience in education is well rounded: she is a former high school teacher, Florida Department of Education administrator, and served in Governor Jeb Bush’s administration where she spearheaded efforts to encourage 200,000 mentors to support public school children.

“Technology can be a powerful tool to help bridge the gap of educational inequities that is a primary driver of income inequality,” said McFadden.   “K12 is leveraging technology to meet learners where they are, both geographically and educationally, regardless of their socio-economic status, and I am excited to be a part of the Board of K12.”

McFadden was appointed by President George W. Bush and confirmed by the Senate to serve on the National Institute for Literacy Board.  In her home state of Florida, McFadden has served as volunteer chairman of the innovative Florida Schools of Excellence Board, designed to sponsor and approve charter schools at the state level. She is the inaugural recipient of the Women Who Mean Business, Service Award, in her hometown of Tallahassee for her work with a wide array of organizations including:  the Friends of Florida State Parks, the Tallahassee Challenger Center, which promotes science and space, and the John Paul II Catholic High School. McFadden holds a Master’s degree from Florida State University, with a Bachelor’s Degree from Fitchburg State University.

About K12 Inc.

K12 Inc. (NYSE: LRN) is driving innovation and advancing the quality of education by delivering state-of-the-art, digital learning platforms and technology to students and school districts across the globe. K12’s curriculum serves over 2,000 schools and school districts and has delivered more than four million courses over the past decade. K12 is a company consisting of thousands of online school educators providing instruction, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and directly to families. The K12 program is offered in more than seventy K12 partner public schools across the country, and through private schools serving students in all 50 states and more than 100 countries. More information can be found at K12.com.

Source: K12 Inc.

K12 Inc.
Press Contact:
Mike Kraft, 571-353-7778
VP Finance and Communications
mkraft@k12.com